Exhibit 99.1
FOR IMMEDIATE RELEASE	Investor Contacts:	Press Contact:
	Kara Jenny	Monica Halpert
	Chief Financial Officer	Director
	Bluefly, Inc.	Bluefly, Inc.
	212- 944-8000 ext. 286	212- 944-8000 ext. 297
	kara.jenny@bluefly.com	monica.halpert@bluefly.com

BLUEFLY REPORTS FULL YEAR AND FOURTH QUARTER 2008 RESULTS

NEW YORK – March 5, 2009 – Bluefly, Inc. (NASDAQ Capital Market:BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced continued growth in operating results as well as a reduction in operating and net loss for the full year and fourth quarter of 2008.

Highlights for the full year 2008 include:

•	Revenue increased by approximately 5% to $95.8 million from $91.5 million in 2007.

•	Gross profit increased by approximately 8% to $35.5 million from $32.7 million in 2007.

•
Gross margin increased by 130 basis points to 37.1% from 35.8% in 2007.  This increase in gross margin is attributable to increased sales of higher margin products and cost efficiencies of inventory purchases.

•	Operating loss decreased 33% to $10.8 million from $16.1 million in 2007 attributable to a decrease in marketing and non-cash share-based compensation expenses.

•
Net loss decreased by approximately 28% to $11.3 million from $15.8 million in 2007.  Loss per share decreased to $0.90 per share (based on 13.4 million weighted average shares outstanding after preferred stock dividends) from $1.21 per share in 2007 (based on 13.1 million weighted average shares outstanding after preferred stock dividends).

•	Average order size increased to $279.72 in 2008 compared to $276.58 in 2007.

Highlights for the fourth quarter 2008 include:

•
Revenue decreased by approximately 8% to $27.4 million from $29.7 million in the fourth quarter of 2007 primarily attributable to the significant deterioration in the U.S. and global economies during the fourth quarter of 2008.

•	Gross profit remained relatively unchanged at approximately $10.1 million compared the fourth quarter of 2007.

•
Gross margin increased by 270 basis points to 37.0% from 34.3% in the fourth quarter of 2007 attributable to a decrease in inventory reserves as the prior year included a write-off in the fourth quarter of 2007.

•	Operating loss significantly decreased by 79% to $1.2 million from $5.5 million in the fourth quarter of 2007 attributable to a decrease in marketing and non-cash share-based compensation expenses.

•
Net loss significantly decreased by approximately 75% to $1.4 million from $5.6 million in the fourth quarter of 2007.  Loss per share decreased to $0.10 per share (based on 13.7 million weighted average shares outstanding after preferred stock dividends) from $0.42 per share in the fourth quarter of 2007 (based on 13.2 million weighted average shares outstanding after preferred stock dividends).  The decrease in net loss per share is attributable to a decrease in operating loss and a decrease in preferred stock dividends.  All 571 remaining shares of Series F Preferred Stock as of September 30, 2008 were converted into common stock during the fourth quarter of 2008.

•	Average order size slightly decreased to $271.98 in the fourth quarter of 2008 compared to $274.38 in the fourth quarter of 2007.

“While we continually strive to increase revenues, we are pleased with our performance during the fourth quarter, particularly given the economic downturn and the performance of some of our direct competitors.” said Melissa Payner, Bluefly’s Chief Executive Officer. “We believe that as an online pure play we provide a compelling value proposition in this new and challenging economy.”

The company will host a conference call webcast to discuss its full year and fourth quarter 2008 results on March 11, 2009 at 5:00 p.m.  Investors can access the webcast at http://investor.bluefly.com.

About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market:  BFLY) is a leading online retailer of designer brands, fashion trends and superior value.  Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District.  For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute “forward-looking statements,” usually containing the words “believe,” “project,” “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  These risks and uncertainties include, but are not limited to, the Company’s ability to execute on, and gain additional revenue from, its marketing initiatives;  the Company’s history of losses and anticipated future losses; the Company’s ability to raise additional capital to support the growth of its business; risks related to the economic downturn; risks associated with the integration of the Company’s new technology platform; the potential failure to accurately forecast revenues and/or to make adjustments to operating plans as a result of any such failure; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the Company’s dependence on one supplier for a material portion of its inventory; risks associated with the acquisition of inventory from foreign markets, including currency fluctuations; the need to further establish brand name recognition; management of potential growth; and  risks associated with the Company’s ability to handle increased traffic and/or continued improvements to its Web site.

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CONDENSED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2008	2007	2006

Net sales	$95,774,000	$91,493,000	$77,062,000
Cost of sales	60,288,000	58,754,000	46,153,000
Gross profit	35,486,000	32,739,000	30,909,000
Gross margin	37.1%	35.8%	40.1%

Marketing expenses	14,523,000	16,063,000	14,196,000
Selling and fulfillment expenses	19,620,000	18,898,000	15,808,000
General and administrative expenses	12,191,000	13,848,000	13,001,000
Total operating expenses	46,334,000	48,809,000	43,005,000

Operating loss	(10,848,000)	(16,070,000)	(12,096,000)

Interest (expense) income, net	(492,000)	241,000	(97,000)

Net loss	(11,340,000)	(15,829,000)	(12,193,000)

Preferred stock dividends	(37,000)	(44,000)	(2,252,000)
Deemed dividend related to beneficial conversion feature on
Series F Preferred Stock	(712,000)	--	(3,857,000)

Net loss available to common shareholders	$(12,089,000)	$(15,873,000)	$(18,302,000)

Basic and diluted net loss per common share	$(0.90)	$(1.21)	$(2.28)

Weighted average common shares outstanding (basic and diluted)	13,369,257	13,091,130	8,017,053

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CONDENSED STATEMENTS OF OPERATIONS – UNAUDITED

	Three Months Ended
	December 31,
	2008	2007	2006

Net sales	$27,393,000	$29,698,000	$27,071,000
Cost of sales	17,248,000	19,524,000	16,158,000
Gross profit	10,145,000	10,174,000	10,913,000
Gross margin	37.0%	34.3%	40.3%

Marketing expenses	3,903,000	6,933,000	4,940,000
Selling and fulfillment expenses	5,095,000	5,370,000	4,656,000
General and administrative expenses	2,333,000	3,398,000	4,982,000
Total operating expenses	11,331,000	15,701,000	14,578,000

Operating loss	(1,186,000)	(5,527,000)	(3,665,000)

Interest (expense) income, net	(187,000)	(29,000)	122,000

Net loss	(1,373,000)	(5,556,000)	(3,543,000)

Preferred stock dividends	(3,000)	(11,000)	(15,000)

Net loss available to common shareholders	$(1,376,000)	$(5,567,000)	$(3,558,000)

Basic and diluted net loss per common share	$(0.10)	$(0.42)	$(0.27)

Weighted average common shares outstanding (basic and diluted)	13,647,132	13,211,812	12,975,533

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SELECTED BALANCE SHEET DATA & KEY METRICS

	December 31,	December 31,
	2008	2007
Cash and cash equivalents	$4,004,000	$6,730,000

Inventories, net	23,157,000	28,492,000

Prepaid inventory	155,000	294,000

Other current assets	4,192,000	3,295,000

Property and equipment, net	6,058,000	6,019,000

Current liabilities	16,250,000	17,922,000

Notes payable to related parties	3,106,000	--

Stockholders’ equity	18,394,000	27,037,000

	Three Months Ended
	December 31,
	(Unaudited)
	2008	2007

Average order size (including shipping & handling)	$271.98	$274.38
New customers added during the period	59,460	66,989

	Years Ended
	December 31,
	2008	2007

Average order size (including shipping & handling)	$279.72	$276.58
New customers added during the period	201,044	198,884

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CONDENSED STATEMENTS OF CASH FLOWS – UNAUDITED

	Three Months Ended
	December 31,
	2008	2007

Cash flows from operating activities:
Net loss	$(1,373,000)	$(5,556,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	852,000	434,000
Stock based compensation	465,000	1,459,000
Provisions for returns	(708,000)	(434,000)
Bad debt expense	155,000	176,000
Reserve for inventory obsolescence	(10,000)	1,483,000
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(298,000)	485,000
Inventories	5,194,000	370,000
Prepaid inventory	827,000	--
Prepaid expenses	1,102,000	3,130,000
Other assets	(47,000)	(1,212,000)
Increase (decrease) in:
Accounts payable and other long-term liabilities	(2,115,000)	233,000
Accrued expenses and other current liabilities	(1,077,000)	1,583,000
Interest payable to related party shareholders	(752,000)	--
Deferred revenue	56,000	(268,000)

Net cash provided by operating activities	2,271,000	1,883,000

Cash flows from investing activities:
Purchases of property and equipment	(27,000)	(1,055,000)

Net cash used in investing activities	(27,000)	(1,055,000)

Cash flows from financing activities:
Purchase of treasury stock	(160,000)	(1,270,000)

Net cash used in financing activities	(160,000)	(1,270,000)

Net increase (decrease) in cash and cash equivalents	2,084,000	(442,000)
Cash and cash equivalents – beginning of period	1,920,000	7,172,000
Cash and cash equivalents – end of period	$4,004,000	$6,730,000

Supplemental disclosure of cash flow information:
Cash paid for interest	$71,000	$44,000

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